                                                                       EXHIBIT G

                                                                  Conformed Copy


                               POWER OF ATTORNEY



Moscow, the First of December, Nineteen Ninety-Eight.


I, Dmitry Borisovich Zimin, residing at: 53 Festivalnaya ul., bldg. 3, apt. 269, Moscow, passport XXIV-MYu, No. 520067, being the owner of Six Million Six Hundred Forty-Two Thousand Six Hundred Fifty-One (6,642,651) registered voting shares of Open Joint Stock Company "Vimpel-Communications" (hereinafter, the "Company") hereby authorize and grant Telenor East Invest AS, a legal entity registered under the laws of Norway and located at: Keysersgaten 13, N-0130, Oslo, Norway, the power and right to take any and all of the following actions at any general meeting of the shareholders of the Company held at any time on or after January 30, 1999 but prior to January 29, 2000:


(a) to vote at any general meeting of the shareholders of the Company on any issues requiring the affirmative vote of holders of seventy-five percent (75%) of the voting shares of the Company present and eligible to vote, as well as in electing members of the Company Board of Directors, such number of the Company's voting shares as are held by me which, together with the Company's shares held by Telenor East Invest AS as of the record date established to determine the shareholders entitled to participate in such general meeting of the shareholders of the Company, comprises twenty-five percent (25%) plus one share of the voting capital stock of the Company; and


(b) as my attorney with respect to the number of the Company's shares held by me as specified in clause (a) above, to convene an extraordinary general shareholders meeting of the Company, to nominate candidates to the Company's Board of Directors and to execute such documents as may be necessary in connection with any exercise of the above authority.


Authority under this Power of Attorney may only be delegated to Telenor East Invest AS employees.


This power of attorney shall be effective as of January 30, 1999 until the earliest of (i) January 29, 2000 and (ii) termination of the Shareholders Agreement, and (iii) date on which Telenor East Invest AS has fully paid for Eight Million Nine Hundred Two Thousand Two Hundred One (8,902,201) shares of the Company's common stock.



/s/ Dr. Dmitri Borisovich Zimin
-------------------------------